UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012 (December 7, 2012

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 400, Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 285-3373

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On December 12, 2012, BioNeutral Group, Inc. (the “Company”) issued a promissory note (the “JMJ Note”) in the principal amount of $250,000 to JMJ Financial (“JMJ”).  The JMJ Note is due on December 12, 2013.  To date, the Company has received $60,000 of the loan represented by the JMJ Note.  The JMJ Note is interest free if repaid within 90 days and if not paid within 90 days it bares interest at 10%.  The principal and any accrued interest are convertible into the Company’s common stock at the lower of $.09 per share of 70% of the lowest trade price in the 25 days prior to conversion.  JMJ has piggyback registration rights with respect to the shares into which the JMJ Note is convertible.

On December 12, 2012, the Company entered issued a new promissory note (the “Francis Note”) to Michael D. Francis, the Company’s principal stockholder in the amount of $409,252.  The Francis Note includes all amounts previously owed and due to Mr. Francis.  The Francis Note also includes $245,000 of new funding provided by Mr. Francis.  The Francis Note is due on May 6, 2014.  The Francis Note bears interest at 18% per annum.  Mr. Francis has the right to convert the principal and interest into the Company’s common stock at $.055 per share which is equal to 75% of the closing price of the Company’s common stock or the 10 preceding days prior to December 6, 2012.

On December 11, 2012, the Company entered into an Equity Purchase Agreement with Southridge Partners II, LP for an equity line of up to $10,000,000. Pursuant to the Equity Purchase Agreement, the Company has the right, at its discretion, to sell to Southridge up to $10 million of its common stock from time to time over a 36-month period.  The Company will have the right, but is not obligated, to sell stock to Southridge depending on certain conditions as set forth in the Agreement.  Both parties have also entered into a Registration Rights Agreement under which, the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares.  The ability to draw on the line is conditioned upon having an effective registration statement.  In connection with obtaining the equity line, the Company issued Southridge a $50,000 promissory note (the “Southridge Note”) due May 31, 2013 to satisfy its fees owned to Southridge on the equity line.  The Southridge Note is convertible into common stock at a 50% discount to the lowest closing bid price of the common stock for the five days prior to conversion.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed in this Item 2.03 is incorporated herein by reference from Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder.  The issuances were all made to “accredited investors” (as defined by Rule 501 under the Securities Act).  In addition, the issuance did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the investor; the Company obtained representations from the investor regarding its investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Company in order to make an informed investment decision.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2012, the Company appointed Robert Machinist as Chairman of is Audit Committee and Ben Hanafin as Chairman of its Executive Compensation Committee.  The Company also approved a grant of unregistered common stock to its independent directors as follows:  Ben Hanafin – 342,466 shares, Robert Machinist 513,698 shares and Phillip Tierno 219,178 shares.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Promissory Note dated December 12, 2012 in favor of JMJ Financial

99.2	Promissory Note dated December 6, 2012 in favor of Michael Francis

99.3	Promissory Note dated December 12, 2012 in favor of Southridge Partners II, LP

99.4	Equity Purchase Agreement dated December 11, 2012 by and between the Company and Southridge Partners II, LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

December 14, 2012	BIONEUTRAL GROUP, INC.

By: /s/ Mark Lowenthal
Name: Mark Lowenthal
Title: Chief Executive Officer and President